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                                  [LOGO] OCTEL

EXHIBIT 10.25

     EMPLOYEE'S NAME:                DR ALEXANDER A. DOBBIE


                             CONTRACT OF EMPLOYMENT


This document constitutes a formal offer of employment.

Please read details carefully, then indicate your acceptance of this offer by signing, dating and returning this copy to me.

An additional copy for your retention is enclosed.


8/th/ October 2002

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1.     NAME OF PARTIES

       EMPLOYER:               The Associated Octel Company Limited

       EMPLOYEE:               DR ALEXANDER A. DOBBIE

2.     Your Job Title is:      VICE-PRESIDENT, OCTEL CORP. and
                               MANAGING DIRECTOR - PETROLEUM SPECIALTIES
                               BUSINESS UNIT

       Reporting to :          PRESIDENT AND CHIEF EXECUTIVE OFFICER

3.     Your Normal Place of Work will be:

       You will initially be employed at our Ellesmere Port site, but as a term of your employment you may also be required to work at or from any other of the Company's establishments. You may also be transferred or seconded between establishments when necessary as required by business needs. Whilst your Contract of Employment provides for such transfer or secondment the Company will give careful and sympathetic consideration to your personal circumstances and career interests.

4.     REMUNERATION

       i) Your basic salary will be (Pounds)175,000 per annum paid monthly in advance by credit transfer. This will be reviewed on 1st January 2004, Ist March 2005 and every March thereafter.

       ii) You will be entitled to participate in the Senior Management Bonus Plan In your case, the target pay-out would be 40 % of basic salary, subject to Company and personal performance. The Plan normally runs from 1/st/ January to 31/st/ December.

5.     HOURS OF WORK

       The normal hours of work are 38 hours per week exclusive of lunch breaks.

       The Company reserves the right to vary starting and finishing times either on a temporary or continuous basis. Any permanent departure from the normal working week will be notified in writing. However, irregular variations in working hours undertaken in response to operational needs will not be formally notified.

       For senior managers, it is recognised that the nature of their roles will involve occasionally working extended hours, either during the working week or at weekends. This is accepted as a normal part of the working life of a global business and does not warrant either extra payment or time off in lieu. Where a specific business reason requires working on a public holiday, time off in lieu on a day to day basis may be granted by a member of the Octel Management Board.

       The company recognises that you have commitments to other businesses as a result of your recent activities and it agrees that you can continue with these activities for up to 2 days per month provided, of course, that such activities are compatible with, and do result in a conflict of interest with, your responsibilities as an officer of the company.

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6.     COMPANY CAR

       You will be provided with a fully expensed Company car (Lexus LS430 or equivalent) including private fuel. You may take a cash equivalent in lieu of a car. Currently the allowance is (Pounds)13,650 per annum. Will you please advise Wendy Thomas in Human Resources of your preferred option.

7.     HOLIDAYS

       For a full year your holiday entitlement is 25 days per annum. The holiday year runs from 1st March to the last day in February the following year.

       Service Related Holidays

       You shall be entitled to additional holiday entitlement dependent upon completed years of continuous service with the Company on the last day of February prior to the holiday year concerned with the following scale:

       Completed Years' Service                          Additional Holidays

                  5                                             1 day
                 10                                             1 day
                 15                                             1 day

       You must arrange the timing of your holidays with your manager so that adequate manning cover can be maintained. The minimum holiday that may be taken at any time shall normally be one full day. However, you may be permitted to take up to 10 half day holidays in any year, or to depart from the normal pattern of holidays described above, provided your manager is satisfied that such arrangement is in no way detrimental to operational needs or to the reasonable opportunity for other staff to take a holiday.

       The Company may, if necessary, nominate up to 1 day out of each year's entitlement when holiday must be taken. This may be on a general or departmental basis and advance notice will be given wherever possible. Any holiday entitlement outstanding at the end of the holiday year will normally be forfeited. However, in exceptional circumstances approval to carry over part (5 days maximum) of the entitlement from one holiday year to the next may be granted by the appropriate Octel Management Board Member, on the recommendation of the Department Manager and HR Department. During the months of January and February each year, staff may bring forward up to 5 days entitlement from the ensuing holiday year, by agreement with their manager.

8.     NOTICE

       The Company has the right to terminate your employment by giving you twelve months notice in writing. This will not apply in the event of gross misconduct. You are required to give the Company six months notice in writing of termination of employment. Written notice of termination addressed to your manager, may be given on any day and will begin from the start of the following day. Failure to give proper notice constitutes a breach of contractual obligations.

       The Company will normally require dismissed employees to terminate forthwith and may give pay in lieu of notice. Staff may, however, be summarily dismissed (i.e. without pay in lieu of notice) when the Company is satisfied that an individual is guilty of gross misconduct.

       Should the need arise for redundancies to be declared, the Company reserves the right to implement a system for selection based upon principles other than 'last-in, first-out'.

       In the event of a takeover or merger of the company, you will have an option to terminate your contract by giving one month's notice of termination, provided this termination is notified by

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       you within 6 months of the takeover or merger date. If you take up this option, you will be entitled to compensation for loss of office from the company equivalent to your contractual entitlement (12 months salary, benefits and on target bonus, plus immediate vesting of any outstanding options) as if the company had terminated your contract.

9.     HEALTHCARE BENEFITS

       You will be entitled to the following healthcare benefits:

       Group Accident Insurance

       You will be covered by the Company's Group Accident Insurance. The Company's Insurance Department will be writing to you giving details of the Scheme.

       Octel Healthcare Scheme

       You are entitled to membership for your spouse, yourself and your children up to the age of 18 (or 21 if in full time education) at Company cost. This is a taxable benefit.

10.    SICKNESS ABSENCE

       The Company's scheme entitles you to payment of salary in respect of any period of up to one month's absence from work because of certified sickness or incapacity.

11.    MEDICAL EXAMINATIONS

       Employees may be required to submit to medical examinations, including biological sampling, which are either statutorily required, or are considered by the Company's Medical Officer to be necessary in connection with their duties.

       Any other investigations will be conducted on a purely voluntary basis.

       Should an employee, at any time, have been in contact with a person suffering from an infectious disease, they should consult the Company's Medical Officer before returning to work.

12.    PENSION

       Your pension options are detailed in a letter from Alan Hanslip dated 17/th/ September 2002 (restated in appendix 1).

13.    INVENTIONS

       If at any time whilst employed by the Company a member of staff should invent, discover or devise individually or jointly with another person(s) any invention, design or improvement (collectively called 'the invention'), then the Company's and Employee's rights to such invention(s) are governed by current patent legislation.

       The legislation provides for employee inventions whether patentable or not, made in the course of an individual's normal duties to belong to the Company. In such cases the employee must promptly disclose the invention to the Company. Inventions not connected with an employee's work or duties belong exclusively to the employee. A further provision generally entitles employees to compensation when an invention they have made and which belongs to the Company is patented and that patent is of outstanding benefit to the Company.

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       The Company's Patents Committee, in reviewing the particulars of employees' inventions, will take due account of the statutory provisions relating to inventions, Patents and Trade Marks. If you need further guidance on this section please consult your manager.

14.    SECRECY

       You must not make use of or disclose (either during the period of your employment by the Company or at any later date) any information concerning the business of the Company, which for the purpose of this paragraph means and includes any company or partnership subsidiary to or associated with it, or any of its customers except as may be necessary in the proper execution of your duties on behalf of the Company or with the prior written consent of the Company or to the extent that such information may be generally available to the public.

15.    PERSONAL DATA

       Octel needs to keep information about you for purposes connected with your employment. The sort of information we will hold includes information for payroll purposes, references, contact names and addresses and other personal details relating to your career with us. Some of this information may also be processed by other organisations on our behalf.

       We believe these uses are consistent with the principles of the Data Protection Act 1998. The information we hold will be for our management and administrative use only but we may, from time to time, need to disclose some information we hold about you to relevant third parties (eg The Inland Revenue). We may also transfer information about you to another Octel company/location (which may be outside of the European Economic Area) solely for purposes connected with your career or the management of our business. You agree to us keeping the information for these purposes throughout your employment and following its termination.

       You also agree to us keeping information about your health for the purposes of compliance with our health and safety and occupational health obligations; considering how your health affects your ability to do your job and, if you are or become disabled, whether you require any reasonable adjustments to be made to assist you at work; or in relation to the administration of insurance, pension, sick pay and any other related benefits in force from time to time.

       You agree to us holding details of any unspent convictions that may affect your suitability for employment in addition to any other personal data we require to ensure compliance with our Equal Opportunities Policy (eg race and/or ethnic origin).

16.    STOCK OPTION PLANS

       You will be awarded 3000 zero cost options upon your appointment. These shares will vest in 3 years and remain available for 10 years from your joining date with Octel.

       The details of the normal executive option scheme are detailed in the letter from Alan Hanslip dated 17/th/ September 2002 (restated in appendix 2)

17.    ACCOMMODATION ALLOWANCE

       To be agreed between the Parties as appropriate.

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CONDITIONS OF THIS OFFER

This offer of employment is conditional upon the following conditions being met:

..  Your satisfactory completion of a Company medical examination.

..  Receipt of 2 satisfactory references

.. Sight of your birth certificate and copies of qualification certificates for our records.

..  Mutual agreement on a Starting date.


Acceptance:

Please ensure you read this document and sign below to acknowledge receipt and acceptance of the proposed contract and appendices 1 and 2 as the terms and conditions governing your employment with The Associated Octel Company Limited.


Signed:     _____________________________ Date: ____________________________
            On behalf of the Company




Signed:     _____________________________ Date: ____________________________

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                         Appendix 1 - Pension provision

Pension provision is a complex subject, particularly when cover above the Pensions Cap is involved. Octel operates two basic (inland revenue approved) pension schemes; a defined benefit (DB) scheme and a Group Personal Pension
(GPP) which is a defined contribution (DC) plan.

The DB plan was closed some years ago but we do retain the ability to admit new members in exceptional circumstances and we would be prepared to enable you to join. The plan provides 1/57/th/ per year of service and has generous early retirement factors after age 50. We will accept transfers in. On top, we have two DC plans for executives which provide a top up with a target (but obviously no guarantee of 1/40/th/ when added to the DB plan). The plan up to the Cap (currently (Pounds)97,200 pa) is approved (ie tax efficient) and a FURB is provided above the Cap.

As an alternative, you could join the GPP in which you would pay 5% up to the Cap and the company would provide 12.5% on top. Above the Cap the company will fund the same as for the FURB ie 20 % of total salary above the Cap.

Thirdly, if you have your own personal pension plan the company will contribute 20% of your total salary or provide you with a similar salary supplement in lieu of any pension provision. In all cases the amount which can be put into any approved plan will, in your case, be approximately 30% of the Cap.

We have an independent financial advisor who knows our schemes well and provides advice to senior Octel people at company cost. I strongly advise you to contact him to discuss the pension options as they relate to your personal circumstances. His name is Ian Glen, of Yorkshire Investment Group, telephone:
0113 222 9000. We will cover his fees. As you can see from the above we will also be as flexible as we can in providing pension cover within the overall cost parameters.

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                         Appendix 2 -Stock Option Plans

We operate an annual stock plan which is awarded at Board discretion each spring (after the annual results). Although discretionary, the Board has never seriously considered not offering an annual award since the Spin in May 1998.

Our stock plan is a US type with a mixture of zero cost performance options and fair market value time restricted options. The methodology is the classic US Black-Scholes process and typically it would mean for you an annual grant of zero cost performance options worth 15 % of salary and fair market value options worth 38 % of salary. There is no absolute target, as such.

The vesting process is quite simple. In both cases the options vest after 3 years and are available up to 10 years from grant. The Compensation Committee of the Board control the process, set the performance targets and agree the outcomes.

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